EXHIBIT (a)(1)



                                Fonix Corporation
                               9350 South 150 East
                                    Suite 700
                                Sandy, Utah 84070




          OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

                            (THE "OFFER TO EXCHANGE")

                                January 19, 2005



              THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
                       MOUNTAIN TIME, ON FEBRUARY 21, 2005
                          UNLESS THE OFFER IS EXTENDED.



         Fonix Corporation ("Fonix," also referenced herein as the "Company," "we," "us" or "our") is offering Eligible Optionholders (as defined below) the opportunity to exchange all outstanding options ("Option Shares") to purchase Fonix Class A Common Stock, par value $0.0001 per share (the "Common Stock"), granted under the Company's 1996 Long-Term Investment and Incentive Plan, 1996 Directors' Stock Option Plan, 1997 Stock Option and Incentive Plan, and 1998 Stock Option and Incentive Plan (the "Company Option Plans"). These Option Shares will be exchanged for new options that will be granted under the 1998 Stock Option and Incentive Plan (the Option Plan"). We are making the Offer upon the terms and conditions described in (i) this Offer to Exchange (the "Offer to Exchange") dated January 19, 2005 (the "Commencement Date"), (ii) the related Memorandum from Thomas A. Murdock, Chief Executive Officer, dated January 19, 2005, (iii) the Fonix Corporation Offer to Exchange Options Election Form (the "Election Form"), (iv) the Notice to Change Election From Accept to Reject and
(v) the Promise to Grant Stock Options (which together, as they may be amended from time to time, constitute the "Offer").

         The number of shares subject to the new options to be granted to each Eligible Optionholder will be equal to the number of shares subject to the options tendered by the Eligible Optionholder and accepted for exchange. Subject to the terms and conditions of this Offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. You may only tender options for all or none of the outstanding, unexercised shares subject to your individual option grant. All tendered options accepted by us through the Offer will be canceled promptly after the date the Offer ends. The Offer is currently scheduled to expire on February 21, 2005, or the date and time as we may extend the Offer (the "Expiration Date") and we currently expect to cancel options on February 22, 2005, which is the first business day following the Expiration Date, or as soon as possible thereafter (the "Cancellation Date").

         IF YOU TENDER ANY OPTIONS FOR EXCHANGE, YOU WILL BE REQUIRED TO ALSO TENDER ALL OPTION GRANTS THAT YOU RECEIVED DURING THE SIX MONTH PERIOD PRIOR TO THE COMMENCEMENT DATE. This means that if you participate in the Offer, you will be required to tender all options granted to you since July 19, 2004.

         The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

         You may participate in the Offer if you are an Eligible Optionholder. You are an "Eligible Optionholder" if you (i) as of the date the Offer commences and the date on which the tendered options are canceled, are an employee of Fonix or one of its subsidiaries, and (ii) hold options issued under the Company Option Plans. Non-employees of the Company are not eligible to participate in the Offer. In order to receive a new option pursuant to this Offer, you must have the same relationship ("Service Status") as an employee of Fonix, one of its subsidiaries or any successor company in a merger or acquisition (as applicable) on the date the new option is granted as you had on the Cancellation Date.

         If you tender options for exchange as described in the Offer, and we accept your tendered options, then, subject to the terms of this Offer, we will grant you new options under the Option Plan.

         The exercise price per share of the new options will be 100% of the fair market value of Fonix's Common Stock on the date of grant, as determined by the average of the high bid and low ask prices for Fonix Common Stock as reported on the OTC Bullitin Board on the date of grant. If, however, prior to the date of grant of the new options Fonix enters into a merger or stock acquisition transaction whereby Fonix is acquired by another company, then the new stock options you receive could be for the purchase of the acquirer's stock (as opposed to Fonix's), with an exercise price equal to the fair market value of the acquirer's stock on the date the new option is granted. Even upon the happening of these events, the date the new option is granted will remain a date which is on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. We currently expect the date of grant of the new options to be August 23, 2005. If, however, we are acquired by another company and the acquiring company, as part of the transaction or otherwise, decides to terminate some or all of our employees, prior to the grant date of new options under the Offer, those terminated employees would receive neither a new option nor a return of their canceled options.

         Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options. Upon the happening of a merger or stock acquisition transaction whereby Fonix is acquired by another company, the number of shares subject to your new option would be adjusted so that the number of shares you receive would be equal to the number of our shares that were accepted for exchange, multiplied by the exchange ratio that was used in the merger or acquisition.

         Except as noted below in this Offer to Exchange, the vesting schedule for all new options granted in this program will be exactly the same as the vesting schedule for the canceled options. Therefore, except as noted below, you will not lose or gain vesting in the new option. Your options will continue to vest on the same schedule as your canceled options as if your canceled options were still in effect.

         Although our Board of Directors has approved the Offer, neither we, the Compensation Committee nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

         Shares of Fonix Common Stock are listed on the OTC Bulletin Board under the symbol "FNIX." On January 18, 2005, the average of the high bid and low ask prices for Fonix stock as reported on the OTC Bulletin Board was $0.141 per share.

         WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

         THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE


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

ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         You should direct questions about the Offer or requests for assistance or for additional copies of this Offer to Exchange, the Memorandum from Thomas
A. Murdock, Chief Executive Officer dated January 19, 2005, the Election Form, the Notice to Change Election From Accept to Reject, and the Promise to Grant Stock Options to Brandon O'Brien, Vice President, Finance, Fonix Corporation, 9350 South 150 East, Suite 700, Sandy, Utah 84070, telephone (801) 553-6600.

                                    IMPORTANT

         If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Brandon O'Brien, the Company's Vice President, Finance, at fax number (801) 553-6707 on or before 5:00 p.m. Mountain Time on February 21, 2005.

         We are not making the Offer to, and we will not accept any tender of options from or on behalf of, optionholders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer to optionholders in any of these jurisdictions.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE RELATED MEMORANDUM FROM THOMAS A. MURDOCK, CHIEF EXECUTIVE OFFICER OF FONIX DATED JANUARY19, 2005, THE ELECTION FORM, THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT, AND THE PROMISE TO GRANT STOCK OPTIONS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.



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


                                TABLE OF CONTENTS


                                                                                                               Page No.

SUMMARY TERM SHEET................................................................................................5

CERTAIN RISKS OF PARTICIPATING IN THE OFFER......................................................................12

ECONOMIC RISKS...................................................................................................12

BUSINESS RELATED RISKS...........................................................................................13

INTRODUCTION.....................................................................................................13

THE OFFER........................................................................................................15

     1.  Eligibility.............................................................................................15

2........Number of Options; expiration date .....................................................................15

3.       Purpose of the Offer....................................................................................16

4........Procedures for tendering Options........................................................................17

5........Withdrawal rights and change of election................................................................18

6........Acceptance of Options for exchange and issuance of new Options..........................................19

7........Conditions of the Offer.................................................................................20

8........Price range of shares underlying the Options............................................................21

9........Source and amount of consideration; terms of new Options................................................22

10.......Information concerning Fonix............................................................................25

11.......Financial information...................................................................................25

12.......Interests of directors and officers; transactions and arrangements concerning the Options...............25

13.......Status of Options acquired by us in the Offer; accounting consequences of the Offer ....................26

14.......Legal matters; regulatory approval......................................................................26

15.......Income tax consequences.................................................................................27

16.......Extension of Offer; termination; amendment .............................................................27

17.......Fees and expenses ......................................................................................28

18.......Additional information .................................................................................28

19.......Miscellaneous ..........................................................................................29

SCHEDULE A - Information Concerning Executive Officers of Fonix Corporation who are Eligible Optionholders


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

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange and the following documents which are being delivered together with the Offer to Exchange:

          o Memorandum from Thomas A. Murdock, Chief Executive Officer dated January 19, 2005;

          o    the Election Form;

          o    the Notice to Change Election From Accept to Reject; and

          o    the Promise to Grant Stock Options.

         The information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange and the documents which are being delivered together with the Offer to Exchange. For your convenience, we have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

         We are offering to exchange all outstanding and unexercised options to purchase shares of Common Stock under the Company Option Plans which are held by Eligible Optionholders. These options will be exchanged for new options we will grant under the Option Plan. (Page 16)

WHO IS ELIGIBLE TO PARTICIPATE?

         You may participate in the Offer if you are an Eligible Optionholder. You are an "Eligible Optionholder" if you:

          o as of the date the Offer commences and the date on which the tendered options are canceled, are an employee of Fonix or one of its subsidiaries; and

          o    hold options issued under the Company Option Plans.

Accordingly, third party consultants to Fonix are not eligible to participate in the Offer.

         In order to receive a new option, you must have the same Service Status (your relationship as an employee of Fonix, one of our subsidiaries or any successor company in a merger or acquisition (as applicable)) on the date the new option is granted as you had on the Cancellation Date. The date the new option is granted will be on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. If Fonix does not extend the time of the Offer, the new options will be granted on August 23, 2005. (Page 15)

ARE OPTIONHOLDERS OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

         Yes, optionholders outside the United States who qualify as Eligible Optionholders are eligible to participate in the Offer. Special considerations may apply to optionholders outside the United States due to certain taxation and securities rules applicable in those countries. If you are currently residing outside of the US, or were granted options while residing outside the US, you should check with your tax advisor as to the tax impact of an option exchange.

WHY ARE WE MAKING THE OFFER?

         We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices which are significantly higher than the current market price of our shares. By making this Offer to exchange these outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the grant date (expected to be August 23, 2005), we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value. (Page 17)

WHAT ARE THE CONDITIONS TO THE OFFER?

     The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The conditions to the Offer are described in Section 7 of this Offer to Exchange. (Page 21)

ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT YOU MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

          To receive a grant of new options through the Offer and under the terms of the Option Plan, you must have the same Service Status on the date the new options are granted as you had on the Cancellation Date. As discussed below, subject to the terms of this Offer, we will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. We currently expect that we will grant the new options on August 23, 2005. If, for any reason, you do not have the same Service Status through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. You are reminded that unless expressly provided in your employment agreement, your employment with Fonix remains "at will" and can be terminated by you or Fonix at any time, with or without cause or notice. (Pages 19-22)

HOW MANY NEW OPTIONS WILL YOU RECEIVE IN EXCHANGE FOR YOUR TENDERED OPTIONS?

          If you meet the eligibility requirements, we will grant you new options to purchase the same number of shares that you could have purchased under the options you tender, subject in all respects to the terms of this Offer. If, however, prior to the date of grant of the new options, Fonix enters into a merger or stock acquisition transaction whereby Fonix is acquired by another company, then the new stock options you receive could be for the purchase of the acquirer's stock (as opposed to Fonix's), and the number of shares would be adjusted. For example, if we were acquired by means of a merger, you would receive the number of Option Shares that were accepted for exchange and canceled, multiplied by the exchange ratio that was used in the merger. New options will be granted under our Option Plan, unless prevented by law or applicable regulations. All new options will be subject to the terms of the Fonix 1998 Stock Option and Incentive Plan Master Stock Option Agreement (the "Master Stock Option Agreement") entered into by Fonix and each of its optionholders. If you have not signed the Master Stock Option Agreement, you will need to do so in connection with the receipt of new options. Within four weeks following the date of grant of the new options, we will prepare and send you a schedule to the Master Stock Option Agreement reflecting your new options. (Pages 19-22)




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


WHEN WILL YOU RECEIVE YOUR NEW OPTIONS?

         We will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. The Compensation Committee of our Board of Directors has selected this date as the actual grant date for the new options. If we cancel tendered options on February 22, 2005, which is the currently scheduled date for the cancellation of the options (the first business day following the Expiration Date of the Offer), the new options will not be granted until August 23, 2005. You must have the same Service Status on the date we are granting the new options as you had on the Cancellation Date, in order to be eligible to receive the new options. (Pages 19-22)

WILL THE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS NEED TO MEET TO APPROVE THE GRANT OF THE NEW OPTIONS? IF SO, COULD THE PROJECTED DATE OF GRANT FOR THE NEW OPTIONS BE SIGNIFICANTLY DELAYED AS A RESULT OF THIS COMMITTEE HAVING TO MEET?

         The Compensation Committee of our Board of Directors has already approved the grant of the new options, subject to the fulfillment of the conditions to the Offer specified in this Offer to Exchange. If those conditions are fulfilled, we currently expect that the Compensation Committee of our Board of Directors will not need to meet again to approve the new options. The new options will automatically be granted on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange on the terms and subject to the conditions of the Offer. (Page 21)

WHY WON'T YOU RECEIVE YOUR NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

          If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. Accounting rules would require us to record the non-cash accounting impact of decreases and increases in our share price as a compensation expense for the new options issued under this Offer. We would have to continue this accounting treatment for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. This would negatively affect our earnings and stock price. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record any compensation expense. (Pages 19 and 27-29)

IF YOU TENDER OPTIONS IN THE OFFER, WILL YOU BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE YOU RECEIVE YOUR NEW OPTIONS?

         No. If we accept options you tender in the Offer, you may not receive any other option grants before you receive your new options. We may defer until the grant date for your new options the grant of other options, such as annual, bonus or promotional options, for which you may otherwise be eligible before the grant date of the new options. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer. Instead, we will issue a promise to grant stock option(s) to you on the date when the grant would no longer subject us to these onerous accounting charges as a result of the exchange Offer. However, if you do not have the same Service Status on the date the new options are granted as you had on the Cancellation Date, you will not receive new options even if a Promise to Grant Stock Option(s) has been issued to you. (Pages 19-21)

WILL YOU BE REQUIRED TO GIVE UP ALL YOUR RIGHTS TO THE CANCELED OPTIONS?

         Yes. Once we have accepted options tendered by you, your options will be canceled and you will no longer have any rights under those options. We currently intend to cancel all options accepted for exchange on the first business day following the expiration of the Offer, or as soon as possible thereafter (the "Cancellation Date"). We currently expect the Cancellation Date to be February 22, 2005. (Page 19)



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

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

         The exercise price per share of the new options will be 100% of the fair market value of Fonix's Common Stock on the date of grant, as determined by the average of the high bid and low ask prices reported on the OTC Bulletin Board on the date of grant (or such other trading facility or exchange as Fonix Common Stock is trading on the date of grant), which we presently expect will be August 23, 2005.

         If, however, prior to the date of grant of the new options Fonix enters into a merger or stock acquisition transaction whereby Fonix is acquired by another company, then the new stock options you receive could be for the purchase of the acquirer's stock (as opposed to Fonix's), with an exercise price equal to the fair market value of the acquirer's stock on the date of grant of the new options. Regardless of any merger or stock acquisition transaction, the date of grant of the new options will be on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. However, if we are acquired by another company and the acquiring company, as part of the transaction or otherwise, decides to terminate some or all of our employees prior to the grant date of new options under the Offer, those terminated employees would receive neither a new option nor a return of their canceled options.

          Accordingly, we cannot predict the exercise price of the new options. Because we will grant new options on the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 24)

WHEN WILL THE NEW OPTIONS VEST?

         The vesting of the newly issued options will be in accordance with the vesting schedule of the canceled options. Optionholders will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options.

         The vesting of each new option granted will be as follows:

          - any options that were fully vested on the Cancellation Date will be fully vested,

          - all unvested options on the Cancellation Date that would have been fully vested on the date the new options are granted (on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange) will be fully vested, and

          - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the canceled option remained in effect.

 For example:

          -- An optionholder tenders an option that is 1/4th vested at the time of cancellation.

          --   The new grant occurs 6 months and one day after cancellation.

          -- The new option will be 1/4th (plus six months and one day) vested at the time of grant.

          -- The unvested options will vest on the same date as set forth in the canceled options' vesting schedule. (Page 24)

WHAT IF FONIX ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION?

          It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. The Promise to Grant Stock Option(s) which we will give you is a binding


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

commitment, and any successor to our company will honor that commitment. IF, HOWEVER, WE ARE ACQUIRED BY ANOTHER COMPANY AND THE ACQUIRING COMPANY, AS PART OF THE TRANSACTION OR OTHERWISE, DECIDES TO TERMINATE SOME OR ALL OF OUR EMPLOYEES PRIOR TO THE GRANT DATE OF NEW OPTIONS UNDER THE OFFER, THOSE TERMINATED EMPLOYEES WOULD RECEIVE NEITHER A NEW OPTION NOR A RETURN OF THEIR CANCELED OPTIONS.

         You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering optionholders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering optionholders might receive options to purchase shares of a different issuer. Optionholders who do not tender in the Offer will have their outstanding options treated in accordance with the terms of the Company Option Plans and if their options are assumed by the successor to our company, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for those optionholders who opted not to participate in this Offer and who instead retained their original options. (Pages 12 and 19-21)

ARE THERE CIRCUMSTANCES WHERE YOU WOULD NOT BE GRANTED NEW OPTIONS?

         Yes. If you no longer have the same Service Status on the date we grant new options as you had on the Cancellation Date, you will not receive any new options. (Page 16)

         Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in SEC rules, regulations or policies, or foreign laws. We will use reasonable efforts to avoid such prohibitions, but if it is applicable throughout the period from the first business day that is at least six months and one day after we cancel the options accepted for exchange, you will not be granted a new option. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution. (Page 27-28)

IF YOU TENDER AN OPTION WHICH IS ELIGIBLE FOR EXCHANGE, DO YOU HAVE TO TENDER ALL THE SHARES IN THAT OPTION?

         Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you must tender all of the unexercised Option Shares subject to each grant or none of the Option Shares for that particular grant. For example and except as otherwise described below, if you hold (i) an option to purchase 1,000 shares at an exercise price of $10.00 per share, (ii) an option to purchase 2,000 shares at an exercise price of $7.00 per share and (iii) an option to purchase 1,000 shares at an exercise price of $3.00 per share, you may tender:

          -    none of your options,

          - options with respect to all 1,000 shares under the first option grant,

          - options with respect to all 2,000 shares under the second option grant,

          - options with respect to all 1,000 shares under the third option grant, or

          -    all options under all three option grants.

         In this example, the above describes your only choices. For example, you may not tender less than all of the Option Shares under the first and second option grants, if you desire to tender any Option Shares under the first and second option grants. (Pages 16-17)

         ALSO, IF YOU DECIDE TO TENDER ANY OF YOUR OPTIONS FOR EXCHANGE, THEN YOU MUST TENDER ALL OF YOUR OPTIONS THAT WERE GRANTED TO YOU DURING THE SIX MONTH PERIOD PRIOR TO THE COMMENCEMENT DATE OF THIS OFFER. For example, if you received an option grant in December 2003 and a grant in December 2004, and you want to tender your December 2003 option grant, you would also be required to tender the December 2004 option grant, regardless of its exercise price. (Pages 19-21)

WHAT HAPPENS TO OPTIONS THAT ARE NOT TENDERED OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

         Options that are not tendered for exchange or that we do not accept for exchange remain outstanding until they are exercised or expire by their terms and retain their current exercise price and current vesting schedule.

WILL YOU HAVE TO PAY TAXES IF YOU EXCHANGE YOUR OPTIONS IN THE OFFER?

          If you exchange your current options for new options and are a U.S. resident, you should not be required under current law to recognize income for U.S. federal income tax purposes. In certain foreign countries, however, you may be required to recognize income, for income tax purposes of the country in which you reside, at the time of the exchange. If you are currently residing outside of the US, or were granted options while residing outside the US, you should check with your tax advisor as to the tax impact of an option exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. However, if you are working outside of the United States, there may be some tax consequences depending on the country of your employment or residence. For employees residing both in and outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of the Offer under the laws of the country in which you live and work. (Pages 28-29)

WHEN WILL YOUR NEW OPTIONS EXPIRE?

         Your new options will expire on the same date the corresponding canceled options were scheduled to terminate, or earlier if your employment with Fonix terminates. (Page 23)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

         The Offer expires on February 21, 2005, at 5:00 p.m., Mountain Time, unless it is extended by us, in which case the Offer will expire at 5:00 p.m., Mountain Time, on the last day of the extended Offer period. We may, in our discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will make an announcement of the extension no later than 10:00 a.m., Mountain Time, on the next business day following the previously scheduled expiration of the Offer period. (Pages 16 and 29-30)

HOW DO YOU TENDER YOUR OPTIONS?

          If you decide to tender your options, we must receive, before 5:00 p.m., Mountain Time, on February 21, 2005 (or, if the Offer is extended, before 5:00 p.m., Mountain Time, on the last day of the extended Offer period), a properly completed and executed Election Form and any other documents required by the Election Form via U.S. mail, facsimile (fax # (801) 553-6707), or hand delivery to Brandon O'Brien. This is a one-time Offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly tendered options promptly after the expiration of the Offer. (Pages 17-18)

DURING WHAT PERIOD OF TIME MAY YOU WITHDRAW PREVIOUSLY TENDERED OPTIONS?

         You may withdraw your tendered options at any time before the Offer expires at 5:00 p.m., Mountain Time, on February 21, 2005. If we extend the Offer beyond that time, you may withdraw your tendered options at any time before 5:00 p.m., Mountain Time, on the last day of the extended Offer period. In addition, although we currently intend to accept validly tendered options promptly after the expiration of this Offer, if we have not accepted your tendered options by 5:00 p.m. Mountain Time, on March 23, 2005, you may withdraw your tendered options at any time after March 23, 2005, provided the Company has not yet accepted your tendered options for cancellation. If, however, the Company accepts your tendered options after March 23, 2005, and you have not withdrawn prior to the date of Company acceptance, your withdrawal rights will terminate. To withdraw tendered options, you must deliver to us via U.S. mail, facsimile (fax # (801) 553-6707) or hand delivery to Brandon O'Brien, a signed Notice to Change Election From Accept to Reject, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Pages 18-19)

CAN YOU CHANGE YOUR ELECTION REGARDING PARTICULAR TENDERED OPTIONS?

          Yes. You may change your election regarding particular tendered options at any time before the Offer expires at 5:00 p.m., Mountain Time, on February 21, 2005. If we extend the Offer beyond that time, you may change your election regarding particular tendered options at any time before 5:00 p.m., Mountain Time, on the last day of the extended Offer period. In order to change the election, you must deliver to us via U.S. mail, facsimile (fax # (801) 553-6707) or hand delivery to Brandon O'Brien, a new Election Form, which includes the information regarding your new election, and is clearly dated after the original Election Form. (Pages 18-19)

WHAT DO WE AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

         Although our Board of Directors has approved the Offer, neither we, the Compensation Committee, nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (Page 17)

WHOM CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance, you should contact:

                  Brandon O'Brien
                  Vice President, Finance
                  Fonix Corporation
                  9350 South 150 East, Suite 700
                  Sandy, Utah 84070
                  (801) 553-6600

                                  CERTAIN RISKS

                          OF PARTICIPATING IN THE OFFER

         Participation in the Offer involves a number of potential risks, including those described below. This list and the risk factors under the caption "Risk Factors" in the Company's Annual Report on Form 10-K, filed with the SEC on April 14, 2004, as amended May 5, 2004, highlight the material risks of participating in this Offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, the Memorandum from Thomas
A. Murdock, Chief Executive Officer, dated January 19, 2005, the Election Form, the Notice to Change Election From Accept to Reject, and the Promise to Grant Stock Options, for a full discussion of the risks which may apply to you, before deciding to participate in this exchange offer.

                                 ECONOMIC RISKS

PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL AUGUST 23, 2005 AT THE EARLIEST.

         Employees are generally eligible to receive option grants at any time that the Compensation Committee of our Board of Directors chooses to make them. However, if you participate in the Offer, you will not be eligible to receive any option grants until August 25, 2005, at the earliest.

IF THE STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELED, YOUR CANCELED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU HAVE RECEIVED IN EXCHANGE FOR THEM.

         For example, if you cancel options with a $0.25 exercise price, and Fonix's Common Stock appreciates to $0.35 by the time the new grants are made, your new options will have a higher strike price than the canceled options, and you will have lost the dollar value of the difference between the exercise price of the canceled options and the exercise price of the new options, or in this example, $0.10 per share.

IF YOUR SERVICE STATUS CHANGES FOR ANY REASON BEFORE WE GRANT THE NEW OPTION, YOU WILL RECEIVE NEITHER A NEW OPTION NOR ANY OTHER CONSIDERATION FOR YOUR CANCELED OPTION.

         Once your option is canceled, it is gone forever. Accordingly, if your Service Status changes for any reason prior to the grant of the new option, you will have the benefit of neither the canceled option nor the new option.

IF FONIX IS ACQUIRED BY OR MERGES WITH ANOTHER COMPANY, YOUR CANCELED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU HAVE RECEIVED IN EXCHANGE FOR THEM.

         These types of transactions could have substantial effects on our stock price, including potentially substantial appreciation in the price of our stock. Depending on the structure of this type of transaction, tendering optionholders might be deprived of any further price appreciation in the stock associated with the new options.

         In addition, in the event of an acquisition of our Company for stock, tendering optionholders might receive options to purchase shares of a successor to our company, where the exercise price of the new options would be equal to the fair market value of the acquirer's stock on the date of grant of the new options. The new option grant date, currently expected to be August 23, 2005, will be at least 6 months and 1 day after the cancellation of the tendered options.

         Optionholders who do not tender in the Offer will have their outstanding options treated in accordance with the terms of the Company Option Plans and if their options are assumed by the successor to our Company, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for those optionholders who opted not to participate in this Offer and who instead retained their original options.

IF WE ARE ACQUIRED BY ANOTHER COMPANY BEFORE WE GRANT THE NEW OPTION, YOU COULD BE TERMINATED AND LOSE THE RIGHT TO RECEIVE A NEW OPTION AND WILL LOSE YOUR CURRENT BENEFIT OF POTENTIAL ACCELERATED OPTION VESTING.

          If we are acquired by another company and the successor company in the acquisition assumes our obligation to grant new options, in order to receive a new option you will be required to have, as of the date the new option is granted, the same Service Status with the successor company as you had with us on the Cancellation Date. Unless you enter into an employment agreement with the successor company, your employment relationship with that company will be "at will," terminable by either party at any time and for any reason or no reason. The successor company could terminate your employment before the date of grant of the new options and you would lose your right to receive new options or any other consideration.

         In addition, the Company Option Plans currently provide that the Option Plan Committee may accelerate the vesting of options in the event of a consolidation or merger, a reorganization, a plan of liquidation, or the sale of all or substantially all of Fonix's assets. If we are acquired or engage in any of these other transactions between the Cancellation Date and the date the new options are granted, you will lose the benefit of this potential accelerated vesting for any options that we canceled.

                             BUSINESS RELATED RISKS

         For a description of risks related to Fonix's business, please see
Section 19 of this Offer to Exchange and the risk factor disclosure set forth under the caption "Risk Factors" in the Annual and Quarterly Reports of Fonix filed with the SEC.

                                  INTRODUCTION

         Fonix Corporation ("Fonix," also referenced herein as the "Company," "we," "us" or "our") is offering to exchange all outstanding options (the "Option Shares") to purchase Common Stock, par value $0.0001 per share (the "Common Stock"), granted under our Company Stock Option Plans that are held by Eligible Optionholders. An "Eligible Optionholder" is any optionholder who (i) as of the date the Offer commences and the date on which the tendered options are canceled, is an employee of Fonix or one of its subsidiaries, and (ii) holds options issued under the Company Option Plans. We are making the Offer upon the terms and the conditions described in the following documents (which together, as they may be amended from time to time, constitute the "Offer"):

          o this Offer to Exchange Certain Outstanding Options for New Options, dated January 19, 2005 (the "Offer to Exchange");

          o the Memorandum from Thomas A. Murdock, Chief Executive Officer, dated January 19, 2005;

          o the Fonix Corporation Offer to Exchange Options Election Form (the "Election Form");

          o    the Notice to Change Election From Accept to Reject; and

          o    the Promise to Grant Stock Options.

         The number of shares subject to the new options to be granted to each Eligible Optionholder will be equal to the number of shares subject to the options tendered for cancellation by the Eligible Optionholder and accepted for exchange. Subject to the terms and conditions of this Offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. The grant date for the new options will be August 23, 2005, unless the Offer is extended, in which case the grant date of the new options will be at least six months and one day after the cancellation of the options accepted for exchange. You may only tender options for all or none of the unexercised shares subject to an individual option grant. All tendered options accepted by us through the Offer will be canceled on the day following the date the Offer expires or as soon as possible thereafter (the "Cancellation Date").

         If you tender any of your options for exchange, you will be required to also tender all option grants that you received during the six month period immediately prior to the Commencment Date of this Offer, even if those options have an exercise price lower than the options originally intended to be canceled. This means that if you participate in the Offer, you will be required to tender all options granted to you since July 19, 2004. If we accept and cancel options properly tendered for exchange after February 22, 2005, the period in which the new options will be granted will be similarly delayed.

         The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

          In order to receive a new option pursuant to this Offer, you must have the same relationship as an employee of Fonix, one of our subsidiaries or any successor company in a merger or acquisition (as applicable) (the "Service Status") on the date the new option is granted as you had with us on the Cancellation Date.

         If you tender options for exchange as described in the Offer and we accept your tendered options, then, subject to the terms of this Offer, we will grant you new options under our 1998 Stock Option and Incentive Plan (the "Option Plan").

         The exercise price per share of the new options will be 100% of the fair market value of our Common Stock on the date of grant, as determined by the average of the hight bid and low ask prices as reported on the OTC Bulletin Board on the date of grant (or such other trading facility or exchange as Fonix Common Stock is trading on the date of grant). If, however, prior to the date of grant of the new options Fonix enters into a merger or stock acquisition whereby Fonix is acquired by another company, then the new stock options you receive could be for the purchase of the acquirer's stock (as opposed to Fonix's), with an exercise price equal to the fair market value of the acquirer's stock on the date the new option is granted. Even upon the happening of these events, the date the new option is granted will remain a date which is at least six months and one day after the Cancellation Date. We currently expect the date of grant of the new options to be August 23, 2005. If, however, we are acquired by another company and the acquiring company, as part of the transaction or otherwise, decides to terminate some or all of our employees prior to the grant date of new options under the Offer, those terminated employees would receive neither a new option nor a return of their canceled options.

          Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options. Upon the happening of a merger or stock acquisition transaction whereby Fonix is acquired by another company, the number of shares subject to your new option would be adjusted so that the number of shares you receive would be equal to the number of our shares that were accepted for exchange, multiplied by the exchange ratio that was used in the merger or acquisition.

          Each new option granted to an employee of Fonix or one of our subsidiaries through the Offer will vest as follows:

          - any options that were fully vested on the Cancellation Date will be fully vested,

          - all unvested options on the Cancellation Date that would have been fully vested on the date the new options are granted (on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange) will be fully vested, and

          - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the canceled option remained in effect.

  For example:

          -- An Optionholder tenders an option that is 1/4th vested at the time of cancellation.

          --   The new grant occurs 6 months and one day after cancellation.

          -- The new option will be 1/4th (plus six months and one day) vested at the time of grant.

          -- The unvested options will vest on the same date as set forth in the canceled options' vesting schedule.

         As of January 18, 2005, options granted under the Company Option Plans to purchase 757,318 of our shares of Common Stock were issued and outstanding, of which options to purchase approximately 736,205 of our shares of Common Stock, constituting approximately 97.212%, were held by thirty-five (35) Eligible Optionholders.

                                    THE OFFER

1.       Eligibility.

         You are an "Eligible Optionholder" if you:

          o as of the date the Offer commences and the date on which the tendered options are canceled, are an employee of Fonix or one of its subsidiaries; and

          o    hold options issued under the Company Option Plans.

         Non-employees or third party consultants of the Company are not eligible to participate in the Offer.

         If you do not have, on the date the new options are granted, the same Service Status with us, one of our subsidiaries or any successor company in a merger or acquisition transaction (as applicable) as you had with us on the Cancellation Date, you will not receive a new option, the return of your canceled option or any other consideration for your canceled option. In other words, if your Service Status changes before the date of grant of the new options for any reason, you will receive nothing for your canceled option. Changes in Service Status include, without limitation, (a) the termination of your employment with us, one of our subsidiaries or our successor company, including termination without cause or with good reason and termination as a result of death or disability, and (b) a change in your employment or engagement status (for example, from employee to consultant), in any case regardless of the reason for the change in Service Status and whether the change is effected by you, by us (or one of our subsidiaries) or by our successor company. The date of grant of the new options will be on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. If Fonix does not extend the Offer, the new options will be granted on August 23, 2005.

          Only outstanding, unexercised options granted pursuant to the Company Option Plans may be tendered for exchange. Each option grant that is tendered for exchange must be tendered for the entirety of the portion that remains outstanding and unexercised. If you tender any options for exchange, all options granted in the six months prior to the Commencement Date must also be tendered, even if the exercise price of those options is less than the exercise price of the options originally sought to be exchanged.

2.       Number of Options; expiration date.

          Subject to the terms and conditions of the Offer, we will exchange all outstanding, unexercised options held by Eligible Optionholders that are properly tendered and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the Expiration Date (as defined below) in return for new options. We will not accept partial tenders of options for any portion of the shares subject to an individual option grant. Therefore, you may tender options for all or none of the shares subject to each of your eligible option grants. In addition, if you tender any of your options for exchange, you will be required to also tender all options that you received during the six-month period prior to January 19, 2005, the Commencement Date of the Offer. This means that if you participate in the Offer, you will be required to tender all options granted to you since July 19, 2004.

          If your options are properly tendered and accepted for exchange, the options will be canceled and, subject to the terms of this Offer, you will be entitled to receive one or more new options to purchase the number of shares of Common Stock equal to the number of shares subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of our Option Plan, and to the Fonix Corporation Stock Option Plan Master Stock Option Agreement (the "Master Stock Option Agreement") entered into by Fonix and its optionholders. If you have not signed the Master Stock Option Agreement, you will need to do so in connection with the receipt of new options. Within four weeks following the date the new options are granted, we will prepare and send you a schedule to the Master Stock Option Agreement reflecting your new options. If, for any reason, you do not have the same Service Status with Fonix or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you terminate your employment, with or without a good reason, or die, or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we canceled.

          The term "Expiration Date" means 5:00 p.m., Mountain Time, on February 21, 2005, unless and until we, in our discretion, have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to 5:00 p.m., Mountain Time, on the last day of the extended Offer period. See Section 16 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer.

          If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

          - we increase or decrease the amount of consideration offered for the options,

          - we decrease the number of options eligible to be tendered in the Offer, or

          - we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

         If the Offer is scheduled to expire at any time earlier than the 10th business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 16 of this Offer to Exchange, we will extend the Offer so that the Offer is open at least 10 business days following the publication, sending or giving of notice.

         We will also notify you of any other material change in the information contained in this Offer to Exchange.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Mountain Time.

3.       Purpose of the Offer.

         We issued the options outstanding to:

          - provide our Eligible Employees with additional incentive and to promote the success of our business, and

          - encourage our Eligible Employees to continue their employment with us.

          One of the keys to our continued growth and success is the retention of our employees. The Offer provides an opportunity for us to offer our Eligible

Employees a valuable incentive to stay with Fonix. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices which are significantly higher than the current market price of our shares. By making this offer to exchange these outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide our Eligible Employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

         From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have canceled as part of this Offer. As is outlined in
Section 9 of this Offer to Exchange, the exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares of our Common Stock on the date of grant, as determined by the average of the high bid and low ask price reported on the OTC Bulletin Board on the date of grant (or such other trading facility or exchange as Fonix Common Stock is trading on the date of grant). You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

         Neither we, the Compensation Committee, nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

4.       Procedures for tendering Options.

         Proper Tender of Options.

         To validly tender your options through the Offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax - 801-553-6707) or hand delivery to Brandon O'Brien, the Company's Vice President, Finance, along with any other required documents. Brandon O'brien must receive all of the required documents before the Expiration Date. The Expiration Date is 5:00 p.m. Mountain Time on February 21, 2005 (or, if the Offer is extended, 5:00 p.m. Mountain Time, on the last day of the extended Offer period). It is unnecessary for an employee not participating in the Offer to complete or return an Election Form to us.

         THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICES TO CHANGE ELECTION FROM ACCEPT TO REJECT AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR RISK. DELIVERY TO US BY E-MAIL WILL NOT BE ACCEPTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

         We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular optionholder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the Offer period, subject only to an extension which we may grant in our sole discretion.

         Our Acceptance Constitutes an Agreement.

         Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

         Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that have not been validly withdrawn.

5.       Withdrawal rights and change of election.

         You may only withdraw your tendered options or change your election in accordance with the provisions of this Section of this Offer to Exchange.

         You may withdraw your tendered options at any time before 5:00 p.m., Mountain Time, on February 21, 2005. If we extend the Offer beyond that time, you may withdraw your tendered options at any time before 5:00 p.m., Mountain Time, on the last day of the extended Offer period. In addition, if we have not accepted your tendered options for exchange by 5:00 p.m. Mountain Time on February 21, 2005, you may withdraw your tendered options at any time after February 21, 2005, provided the Company has not yet accepted your tendered options for cancellation. If, however, the Company accepts your tendered options after February 21, 2005, and you have not withdrawn prior to the date of Company acceptance, your withdrawal rights will terminate.

         To validly withdraw tendered options, you must deliver to Brandon O'Brien via facsimile (fax - 801-553-6707) or hand delivery, in accordance with the procedures listed in Section 4 above of this Offer to Exchange, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options. WE WILL NOT ACCEPT DELIVERY OF THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT BY E-MAIL.

         To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Branden O'Brien via facsimile (fax - 801-553-6707) or hand delivery, in accordance with the procedures listed in Section 4 above of this Offer to Exchange. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

          -    the name of the optionholder who tendered the options,

          -    the grant number of all options to be tendered,

          -    the grant date of all options to be tendered,

          -    the exercise price of all options to be tendered, and

          - the total number of unexercised option shares subject to each option to be tendered.

         Even if you change your election regarding the tender of certain option grants, your continued participation in the Offer means that you must tender all grants received since July 19, 2004.

         Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the optionholder who tendered the options to be withdrawn exactly as the optionholder's name appears on the option agreement or agreements evidencing such options. If the optionholder's name has legally been changed since the signing of the option agreement, the optionholder must submit proof of the legal name change. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the Notice to Change Election From Accept to Reject.

         You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 4 of this Offer to Exchange.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

6.       Acceptance of Options for exchange and issuance of new Options.

         Upon the terms and conditions of the Offer and promptly following the Expiration Date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the Expiration Date. Once the options are canceled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this Offer, if your options are properly tendered and accepted for exchange, these options will be canceled as of the date of our acceptance, which we currently anticipate to be February 22, 2005, and you will be granted new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. All newly granted options will be nonstatutory stock options. Thus, subject to the terms and conditions of this Offer, if your options are properly tendered by February 21, 2005, the scheduled Expiration Date of the Offer, and accepted for exchange and canceled on February 23, 2005, you will be granted new options on or about August 23, 2005. If we accept and cancel options properly tendered for exchange after February 23, 2005, the period in which the new options will be granted will be similarly delayed. Promptly after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than August 23, 2005 covering the same number of shares as the options canceled pursuant to this Offer, provided that you have the same Service Status on the date the grant is to be made as you had on the Cancellation Date.

         If we accept options you tender in the Offer, we will defer any grant to you of other options, such as annual, quarterly, bonus or promotional options, for which you may be eligible before the date of grant of the new options, so that you are granted no new options for any reason until at least six months and one day after any of your tendered options have been canceled. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the Offer. We may issue to you a Promise to Grant Stock Option(s), which is a binding commitment to grant you an option or options on a date no earlier than August 23, 2005, provided that you have the same Service Status on the date the grant is to be made as you had on the Cancellation Date.

         It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or stock acquisition transaction whereby Fonix would be acquired by another company. The Promise to Grant Stock

Option(s) which we will give you evidences our binding commitment to you, and any successor to our company will honor that commitment. Accordingly, in the event of any such merger or acquisition, the acquirer would be obligated to grant you a new stock option on the date of grant of the new options, which is expected to be August 23, 2005 (assuming that Fonix does not extend the Offer). Such a stock option could be for the purchase of the acquirer's stock (as opposed to Fonix) and as a result, the number of shares subject to your new option would be adjusted. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. Your new option to purchase the acquirer's stock would have an exercise price equal to the fair market value of the acquirer's stock on the new option grant date. If, however, we are acquired by another company and the acquiring company, as part of the transaction or otherwise, decides to terminate some or all of our employees prior to the grant date of new options under the Offer, those terminated employees would receive neither a new option nor a return of their canceled options.

         Your new options will entitle you to purchase the number of shares which is equal to the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you do not have the same Service Status with Fonix or one of our subsidiaries or a successor entity on the date we grant the new options as you had on the Cancellation Date, you will not receive any new options or other consideration in exchange for your tendered options which have been canceled pursuant to this Offer.

         We will not accept partial tenders of your eligible option grants. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the shares subject to an option grant or none of those shares. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the Commencement Date, even if those options have an exercise price less than the options you initially intended to exchange. Therefore, if you participate in the Offer, you will be required to tender all options granted to you since July 19, 2004.

         Within five business days of the receipt of your Election Form, Fonix intends to e-mail the optionholder a Confirmation of Receipt. However, this is not by itself an acceptance of the options for exchange. For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to Brandon O'Brien, or to the optionholders, of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that are not validly withdrawn. Options accepted for exchange will be canceled on the Cancellation Date, which we presently expect to be February 22, 2005.

         The Compensation Committee of our Board of Directors has already approved the grant of the new options, subject to the fulfillment of the conditions to the Offer specified in this Offer to Exchange. If those conditions are fulfilled, we currently expect that the Compensation Committee of our Board of Directors will not need to meet again to approve the new options. The new options will automatically be granted on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange on the terms and subject to the conditions of the Offer. The Compensation Committee of our Board of Directors has selected this date as the grant date for the new options.

7.       Conditions of the Offer.

         Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), if at any time on or after January 19, 2004, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

          - there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, or the issuance of new options, or otherwise relates in any manner to the Offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the Offer to Fonix;

          - there is any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

          - there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Fonix, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the Offer;

                  (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

                  (3) materially impair the contemplated benefits of the Offer to Fonix; or

                  (4) materially and adversely affect Fonix's business, condition, income, operations or prospects or materially impair the contemplated benefits of the Offer to Fonix or create any adverse tax issues;

          - there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles or standards that could or would require us to record compensation expense against our earnings in connection with the Offer for financial reporting purposes;

          - a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Fonix, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

          - any change or changes shall have occurred in Fonix's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Fonix or may materially impair the contemplated benefits of the Offer to Fonix.

         The conditions to the Offer are for Fonix's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. Any determination we make concerning the events described in this Section 7 of this Offer to Exchange will be final and binding upon all persons.

8.       Price range of shares underlying the Options.

         The shares underlying your options are currently traded on the OTC Bulletin Board under the symbol "FNIX". The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported on the OTC Bulletin Board. The questions reflect inter-dealer prices, without retail mark-up, mark-down or commisions and may not represent actual transactions.

                                            Calendar Year
                                2004            2003            2002
                              --------        --------         --------
                           High     Low     High     Low      High      Low

First Quarter              $0.66   $0.27    $0.05    $0.01    $0.13   $0.04
Second Quarter             $0.38   $0.22    $0.69    $0.13    $0.15   $0.05
Third Quarter              $0.29   $0.13    $0.26    $0.08    $0.08   $0.05
Fourth Quarter             $0.28   $0.13    $1.19    $0.14    $0.07   $0.04

         As of January 18, 2005, the average of the high bid and low ask prices of our Common Stock as reported on the OTC Bulletin Board, was $0.141 per share.

WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

9.       Source and amount of consideration; terms of new Options.

Consideration.

         We will issue new options to purchase shares of Common Stock under our Option Plan, in exchange for the outstanding options properly tendered and accepted for exchange by us which will be canceled. The number of shares subject to the new options to be granted to each optionholder will be equal to the number of shares subject to the options tendered by the optionholder and accepted for exchange and canceled by us, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events.

Terms of New Options.

         The new options will be granted under our Option Plan. All new options will be subject to the Master Stock Option Agreement entered into by Fonix and its optionholders. If you have not signed the Master Stock Option Agreement, you will need to do so in connection with the receipt of new options. Within four weeks following the date we grant new options, we will prepare and send you a schedule to the Master Stock Option Agreement reflecting your new options. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially and adversely affect the rights of optionholders. Please see "Income Tax Consequences" later in this Section, as well as Section 15 of this Offer to Exchange, for a discussion of the potential tax consequences for employees. If you are living or working in the United States, but are also subject to the tax laws in another county, you should be aware that there may be other tax and social insurance consequences which may apply to you; you should be certain to consult your own advisors to discuss these consequences. In addition, you should note that because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options tendered for exchange, including as a result of a significant corporate event. The following description summarizes the material terms of our Option Plan and the options granted under such plan.

Option Plan.

         The maximum number of shares of Common Stock available for issuance through the exercise of options granted under our Option Plan is 736,205 shares.

Administration.

         The Option Plan is administered by the Compensation Committee of our Board of Directors (the "Committee"). Subject to the other provisions of the Option Plan, the Committee has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

Term.

         Options granted under the Option Plan have exercise terms that will expire as determined upon grant by the Committee and set forth in your option agreement. In any event, such exercise terms shall not be longer than 10 years.

Termination.

         Except as your option agreement otherwise provides, your options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within the time frame permitted by your stock option agreement or, if no time period is specified in your option agreement, within 90 days following your termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, as provided in your option agreement, but no more than 3 years following such termination.

         The termination of your option under the circumstances specified in this section will result in the termination of your interests in our Option Plan.

Exercise Price.

         Generally, the Committee determines the exercise price at the time the option is granted. For all Eligible Optionholders the exercise price per share of the new options will be 100% of the fair market value of Fonix's Common Stock on the date of grant, as determined by the average of the high bid and low ask prices of our Common Stock as reported on the OTC Bulletin Board on the date of grant (or such other trading facility or exchange as Fonix Common Stock is trading on the date of grant).

Vesting and Exercise.

         Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Committee. Options granted under the Option Plan generally vest in 3 equal annual installments, provided the employee remains continuously employed by Fonix.

         Each new option granted to an Optionholder through the Offer will vest as follows:

          - any shares that were fully vested on the Cancellation Date will be fully vested,

          - all unvested options on the Cancellation Date that would have been fully vested on the date the new options are granted (on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange) will be fully vested, and

          - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the canceled option remained in effect.

For example:

          -- An Optionholder tenders an option that is 1/2 vested at the time of cancellation.

          -- The new grant occurs on August 23, 2005 (6 months and one day after cancellation).

          -- The new option will be 1/2 (plus 6 months and 1 day) vested at the time of grant.

          -- The unvested options will vest on the same date as set forth in the canceled options' vesting schedule.

Payment of Exercise Price.

         You may exercise your options, in whole or in part, by delivery of a written notice to us accompanied by payment in full of the applicable exercise price. The permissible methods of payment of the option exercise price are determined by the Committee and generally include the following:

          -    cash,

          - by delivery of shares of our Common Stock already owned by you having a fair market value equal to the total exercise price,

          - by delivery of an irrevocable direction (on a form prescribed by the Committee) to a securities broker approved by the Committee to sell shares subject to the option and to deliver all or part of the sales proceeds to us in payment of all or part of the purchase price and any withholding taxes, or

          -    such other method(s) approved by the Committee.

Adjustments upon Certain Events.

          If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend, merger or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment may be made to the price of each option and the number of shares subject to each option.

         In the event there is a sale of all or substantially all of our assets, or we merge with and into another corporation, your options may be assumed or substituted with comparable options of the successor corporation, your options may be accelerated and become fully vested and exercisable, or your options may be canceled in exchange for cash consideration, all in the discretion of the Plan Committee.

Change in Service Status.

         If, for any reason, you do not have the same Service Status on the date we grant new options as you had on the Cancellation Date, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you terminate your employment, with or without a good reason, or die, or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we canceled.

Transferability of Options.

         New options will not be transferred, other than by will or the laws of descent and distribution. During your life, only you can exercise your options. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

Registration of Option Shares.

         All of the shares of Common Stock issuable upon exercise of options under our Option Plan have been registered under the Securities Act of 1933, as amended (the "Securities Act") on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted in the Offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

Income Tax Consequences.

         You should refer to Section 15 of this Offer to Exchange for a discussion of the income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this Offer. We strongly recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

         Our statements in this Offer to Exchange concerning our Option Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our Option Plan and the forms of option agreements under the Option Plan. Please contact Brandon O'Brien at Fonix Corporation, 9350 South 150 East, Suite 700, Sandy, Utah 84070 (telephone: 801 553-6600), to receive a copy of our Option Plan and the forms of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

10.      Information concerning Fonix.

          Our principal executive offices are located at 9350 South 150 East, Suite 700, Sandy, Utah 84070 (telephone: 801 553-6600). The executive officers and directors of Fonix, and each person controlling Fonix, are indentified on Page 2 of the Company's Definitive Proxy Statement filed with the SEC on November 12, 2004, which information is incorporated herein by reference.

         The financial information included or incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, is incorporated herein by reference. See "Additional Information" beginning on page 30 or instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11.      Financial Statements.

         The information set forth under the captions "Consolidated Balance Sheets," "Consolidated Statements of Income," "Consolidated Statements of Stockholders' Equity," "Consolidated Statements of Cash Flows" and "Notes to Consolidated Financial Statements" in the Company's Annual Report on Form 10-K for fiscal year ended December 31, 2003 (which contains Fonix audited financial statements) is incorporated herein by reference. See "Additional Information" beginning on page 30, for instructions on how you can obtain additional copies of these and other Fonix SEC filings, including filings that contain our financial statements.

 Book Value per Share.

         The book value per share of our Common Stock as of September 1, 2004 (the date of our most recent balance sheet presented) is approximately ($0.0269).

12. Interests of directors and officers; transactions and arrangements concerning the Options.

Interests of Directors and Officers in Options Subject to this Offer.

         Our executive officers are eligible to participate in the Offer, whether or not they also serve as a director of the Company. Each director of the Company is also an executive officer and therefore is eligible to participate in the Offer.

         A list of our directors and executive officers who are Eligible Optionholders, including the number of options granted to such persons under the Company Option Plans, is attached to this Offer to Exchange as Schedule A. As of January 18, 2005 our executive officers who are also Eligible Optionholders (3 persons) as a group beneficially owned options outstanding under our Company Option Plans to purchase a total of 295,000 of our shares of Common Stock, which represented approximately 38.953% of the shares subject to all options outstanding under the Company Option Plans as of that date.

Transactions in Options to Purchase Common Stock Subject to this Offer.

          In the 60 days prior to and including January 19, 2005, there have been no transactions in options to purchase our shares granted under the Company Option Plans which were effected by Fonix or, to our knowledge, by any Eligible Optioholder who is an executive officer of Fonix.

Agreements Involving the Options.

          We have entered into option agreements substantially in the form of the Master Stock Option Agreement with each optionholder who was granted an option under the Option Plan. In addition, we have provided for the grant of options, conditioned upon the acceptance of employment or subject to the fulfillment of conditions, in offer letters, employment agreements, key employee covenants agreements and the Master Stock Option Agreement with employees.

          Except as described above, there are no agreements, arrangements or understandings between us or our (or our subsidiaries') directors or officers and any other person with respect to options to purchase our Common Stock that are subject to this Offer.

13. Status of Options acquired by us in the Offer; accounting consequences of the Offer.

         Options we acquire through the Offer will be canceled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the Company Option Plans. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the Offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the NASD or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

         We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because:

          - we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange,

          - the exercise price of all new options will at least equal the market value of the shares of Common Stock on the date we grant the new options; and

          - we are requiring that if you tender any options for exchange, you must also tender all options granted to you during the six month period prior to the Commencement Date, even if those options have exercise prices less than the options you initially intend to tender and cancel.

14.      Legal matters; regulatory approvals.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 7 of this Offer to Exchange.

         If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is six months and one day from the date that we cancel the options accepted for exchange, in which period we currently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other consideration for the options you tendered.

15.      Income tax consequences.

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders. Therefore, you should consult with your own professional tax adviser.

          Optionholders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

         Under current law, an optionholder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a nonstatutory stock option. However, when an optionholder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the optionholder.

         We will be entitled to a deduction equal to the amount of compensation income taxable to the optionholder if we comply with eligible reporting requirements.

         In certain foreign countries, you may be required to recognize income, for income tax purposes of the country in which you reside, at the time of the exchange. If you are currently residing outside of the US, or were granted options while residing outside the US, you should check with your tax advisor as to the tax impact of an option exchange.

WE ADVISE ALL OPTIONHOLDERS CONSIDERING EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

16.      Extension of Offer; termination; amendment.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving notice of such extension to the optionholders or making an announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7 of this Offer to Exchange, by giving oral or written notice of such termination or postponement to you or by making an announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to optionholders or by decreasing or increasing the number of options being sought in the Offer.

         Amendments to the Offer may be made at any time and from time to time by oral or written notice or announcement of the amendment. In the case of an extension, the amendment must be issued no later than 7:00 a.m., Mountain Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement made through the Offer will be disseminated promptly to optionholders in a manner reasonably designed to inform optionholders of the change. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by making a press release to the Dow Jones News Service.

         If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than certain changes, will depend on the facts and circumstances, including the relative materiality of such terms or information.

         If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

          - we increase or decrease the amount of consideration offered for the options,

          - we decrease the number of options eligible to be tendered in the Offer, or

          - we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

         If the Offer is scheduled to expire at any time earlier than the 10th business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this
Section 16 of this Offer to Exchange, we will extend the Offer so that the Offer is open at least 10 business days following the publication, sending or giving of notice.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Mountain Time.

17.      Fees and expenses.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

18.      Additional information.

         This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

          1. Fonix's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on April 14, 2004, as amended on Form 10-K/A filed with the SEC on May 11, 2004;

          2. Fonix's definitive proxy statement for our 2004 Annual Meeting of Stockholders, filed with the SEC on November 12, 2004; and

          3. The description of our shares contained in our Registration Statement on Form 8-A, as previously filed with the SEC.

         These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

                             500 West Madison Street
                                   Suite 14000
                             Chicago, Illinois 60661

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our Common Stock is quoted on the OTC Bulletin Board under the symbol "FNIX."

         Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Fonix Corporation, 9350 South 150 East, Suite 700, Sandy, Utah 84070 (telephone:
(801) 553-6600; Attention: Brandon O'Brien, Vice President, Finance.

         The information contained in this Offer to Exchange about Fonix should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this Offer.

19.      Miscellaneous.

         This Offer to Exchange and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act. When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Fonix or our management are intended to identify forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our products and services or the markets in which we operate and similar matters are forward-looking statements. The documents we have filed with the SEC, including our Annual Report on Form 10-K filed on April 14, 2004 as amended and supplemented on May 11, 2004, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

         We undertake no obligation to update or revise publicly any forward looking statements, whether as a result of new information, future events or otherwise. The safe harbor in the Private Securities Litigation Reform Act of 1995 does not apply to "forward looking statements" made in connection with the Offer.

         We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the optionholders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE

INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE MEMORANDUM FROM THOMAS A. MURDOCK, CHIEF EXECUTIVE OFFICER, DATED JANUARY 19, 2005, THE ELECTION FORM, THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT AND THE PROMISE TO GRANT STOCK OPTIONS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Fonix Corporation
January 19, 2005

Fonix Corporation
Schedule A to Exhibit (a)(1)
Executive and Director Options

------------------------ -----------------------------------------------------------------------------------------------------------
                          Number             Option                                        Grant        Vested
                         Options   Grant      Exp.      Strike                              not           not
            Name         Granted   Date       Date      Price      Exercised    Date      Vested       Exercised      Outstanding
------------------------ -------  --------  --------  ----------  ------------  -------  -----------  --------------  --------------
Executives:

Dudley, Roger D.           6,250  01/06/00  02/09/10    $  11.20            -    n/a              -           6,250           6,250
EVP, CFO and Director     35,000  07/21/00  07/20/10    $  40.40            -    n/a              -          35,000          35,000
                          10,000  12/01/98  11/30/08    $  47.20            -    n/a              -          10,000          10,000
                          20,000  04/30/96  04/30/06    $ 162.50            -    n/a              -          20,000          20,000
                           3,750  03/19/98  03/18/08    $ 206.25            -    n/a              -           3,750           3,750
                           5,000  10/28/97  10/28/07    $ 240.00            -    n/a              -           5,000           5,000
                           5,000  12/27/00  12/26/10    $  11.25            -    n/a              -           5,000           5,000
                          18,750  01/17/02  01/17/12    $   3.60            -    n/a              -          18,750          18,750
                          12,500  12/07/01  12/07/11    $   5.60            -    n/a              -          12,500          12,500
                           5,000  03/05/02  03/04/12    $   2.00            -    n/a              -           5,000           5,000
                           5,000  12/07/01  12/07/11    $   5.60            -    n/a              -           5,000           5,000
                         -------  --------  --------  ----------  ------------  -------  -----------  --------------  --------------
                         126,250                                            -                     -         126,250         126,250
                         -------  --------  --------  ----------  ------------  -------  -----------  --------------  --------------

Maasberg Jr., William A.   7,500  01/17/02  01/17/12    $   3.60            -    n/a              -           7,500           7,500
COO and Director           6,250  12/07/01  12/07/11    $   5.60            -    n/a              -           6,250           6,250
                           5,000  03/05/02  03/04/12    $   2.00            -    n/a              -           5,000           5,000
                           5,000  12/07/01  12/07/11    $   5.60            -    n/a              -           5,000           5,000
                           2,500  01/06/00  02/09/10    $  11.20            -    n/a              -           2,500           2,500
                           6,250  02/01/00  02/01/10    $  21.88            -    n/a              -           6,250           6,250
                           5,000  12/27/00  12/26/10    $  11.25            -    n/a              -           5,000           5,000
                           5,000  09/03/99  09/03/09    $  16.25            -    n/a              -           5,000           5,000
                         -------  --------  --------  ----------  ------------  -------  -----------  --------------  --------------
                          42,500                                            -                     -          42,500          42,500
                         -------  --------  --------  ----------  ------------  -------  -----------  --------------  --------------

Murdock, Thomas A.        18,750  01/17/02  01/17/12    $   3.60            -    n/a              -          18,750          18,750
President                 12,500  12/07/01  12/07/11    $   5.60            -    n/a              -          12,500          12,500
                           6,250  01/06/00  02/09/10    $  11.20            -    n/a              -           6,250           6,250
                          35,000  07/21/00  07/20/10    $  40.40            -    n/a              -          35,000          35,000
                          10,000  12/01/98  11/30/08    $  47.20            -    n/a              -          10,000          10,000
                          20,000  04/30/96  04/30/06    $ 162.50            -    n/a              -          20,000          20,000
                           3,750  03/19/98  03/18/08    $ 206.25            -    n/a              -           3,750           3,750
                           5,000  10/28/97  10/28/07    $ 240.00            -    n/a              -           5,000           5,000
                           5,000  03/05/02  03/04/12    $   2.00            -    n/a              -           5,000           5,000
                           5,000  12/07/01  12/07/11    $   5.60            -    n/a              -           5,000           5,000
                           5,000  12/27/00  12/26/10    $  11.25            -    n/a              -           5,000           5,000
                         -------  --------  --------  ----------  ------------  -------  -----------  --------------  --------------
                         126,250                                            -                     -         126,250         126,250
                         -------  --------  --------  ----------  ------------  -------  -----------  --------------  --------------

TOTAL OPTIONS            295,000                                            -                     -         295,000         295,000
                         =======  ========  ========  ==========  ============  =======  ===========  ==============  ==============